As filed with the Securities and Exchange Commission on December 24, 1996
                                                       Registration No. 333-____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

              -----------------------------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

              -----------------------------------------------------

                                   HEARx LTD.
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             (Exact name of registrant as specified in its charter)

                                    DELAWARE
--------------------------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   22-2748248
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                      (I.R.S. Employer Identification No.)

                             1250 Northpoint Parkway
                         West Palm Beach, Florida 33407
                                 (561) 478-8770
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               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               Paul A. Brown, M.D.
                      Chairman and Chief Executive Officer
                                   HEARx LTD.
                             1250 Northpoint Parkway
                         West Palm Beach, Florida 33407
                                 (561) 478-8770
--------------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

              -----------------------------------------------------

                        Copies of all correspondence to:

                               LaDawn Naegle, Esq.
                                 Bryan Cave LLP
                        700 13th Street, N.W., Suite 700
                           Washington, D.C. 20005-3960
                                 (202) 508-6000

Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                          CALCULATION OF REGISTRATION FEE
================================================================================================================================
Title of each class of securities     Amount to be          Proposed maximum        Proposed maximum           Amount of
       to be registered                registered            offering price        aggregate offering       registration fee
                                                              per unit (1)              price (1)
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.10 par              4,323,699 shares             $1.9375             $8,377,166.80             $2,538.54
     value per share
================================================================================================================================

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c), based upon the average of the high and low sales prices for the Common Stock as reported on the American Stock Exchange on December 17, 1996.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

--------------------------------------------------------------------------------
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED DECEMBER ___, 1996

                             PRELIMINARY PROSPECTUS

                                4,323,699 Shares

                                   HEARx LTD.

                                  Common Stock

     This Prospectus relates to 4,323,699 shares (the "Shares") of common stock, par value $.10 per share (the "Common Stock"), of HEARx LTD., a Delaware corporation (the "Company"). Certain of the Shares were issued by the Company upon the exercise of warrants and certain of the Shares are issuable upon the exercise of other such warrants. Finally 279,449 of the Shares were issued by the Company as compensation for certain capital-raising services. See "Selling Shareholders."

     The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders. All expenses incurred in connection with this offering are being borne by the Company, other than any commissions or discounts paid or allowed by the Selling Shareholders to underwriters, dealers, brokers or agents and legal fees of counsel to the Selling Shareholders.

     The Selling Shareholders have not advised the Company of any specific plans for the distribution of the Shares, but it is anticipated that the Shares may be sold from time to time in transactions (which may include block transactions) on the American Stock Exchange (the "AMEX") at the market prices then prevailing. Sales of the Shares may also be made through negotiated transactions or otherwise. The Selling Shareholders and the brokers and dealers through which the sales of the Shares may be made may be deemed to be "underwriters" within the meaning set forth in the Securities Act of 1933, as amended (the "Securities Act"), and their commissions and discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

     The Common Stock is traded on the AMEX under the symbol "EAR." The closing price of the Common Stock as reported on the AMEX on December 13, 1996, was $1.88 per share.

     AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE DISCUSSION UNDER "RISK FACTORS" ON PAGES 4 THROUGH 8.

              -----------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              -----------------------------------------------------

               The date of this Prospectus is December ___, 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Electronic filings of such documents are publicly available on the Commission's Web Site at http://www.sec.gov. Copies of such materials also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, copies are available for inspection at the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits thereto. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained or incorporated by reference in the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document filed or incorporated by reference as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. For further information, reference is hereby made to the Registration Statement and exhibits thereto, copies of which may be inspected at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtained from the Commission at the same address at prescribed rates.


                           INCORPORATION BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

     (1) Annual Report on Form 10-K for the fiscal year ended December 29, 1995, filed pursuant to Section 13(a) of the Exchange Act, as amended on Form 10-K/A and as further amended on Form 10-K/A2 (the "1995 Form 10-K");

     (2) Quarterly Report on Form 10-Q for the quarter ended March 29, 1996, filed pursuant to Section 13(a) of the Exchange Act as amended on Form 10-Q/A and as further amended on Form 10-Q/A2;

     (3) Current Report on Form 8-K dated May 17, 1996, filed pursuant to
         Section 13(a) of the Exchange Act;

     (4) Quarterly Report on Form 10-Q for the quarter ended June 28, 1996, filed pursuant to Section 13(a) of the Exchange Act;

     (5) Quarterly Report on Form 10-Q for the quarter ended September 27, 1996, filed pursuant to Section 13(a) of the Exchange Act; and

     (6) The description of Common Stock which is contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof shall hereby be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. See "Available Information." Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference, which statement is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN) WILL BE PROVIDED BY FIRST CLASS MAIL WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST BY SUCH PERSON TO HEARx LTD., 1250 NORTHPOINT PARKWAY, WEST PALM BEACH, FLORIDA 33407, ATTENTION: TOMMY KEE, CORPORATE SECRETARY (TELEPHONE: (561) 478-8770).

     No person has been authorized in connection with this offering to give any information or to make any representation not contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Shareholders or any other person. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities other than those to which it relates, nor does it constitute an offer to sell or a solicitation of an offer to purchase by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

              CAUTIONARY STATEMENT FOR PURPOSES OF THE SAFE HARBOR
                                PROVISIONS OF THE
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     This Prospectus contains certain "forward looking" statements. The Company desires to take advantage of the new "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protections of such safe harbor with respect to all of such forward-looking statements. Specifically, the Company refers to the forward-looking statements about the Company's future growth and expansion (see "Risk Factors -- Recent and Future Expansion; Management of Growth").

                                  RISK FACTORS

     The following factors should be carefully considered in evaluating the Company and its business before purchasing any of the Shares offered hereby.


Recent and Future Expansion; Management of Growth

     The Company has expanded its network of hearing care centers recently and plans to continue such expansion. The Company intends to fund this expansion with the proceeds from the offering of Preferred Stock, earnings and, to the extent available on favorable terms to the Company, commercial lines of credit. The Company's operating results will be adversely affected if revenues do not increase sufficiently to compensate for the increase in operating expenses resulting from this expansion. In addition, this expansion will increase the demands on the Company's management, technical, financial and other resources. If the Company is unable to manage growth effectively, or to integrate fully its infrastructure systems throughout its network of hearing care centers, its operating results may be adversely affected.


History of Operating Losses

     The Company has incurred losses in each year since its organization. There can be no assurance that the Company will achieve profitability in the near or long term.


Use of Proceeds

     The Company will not receive any proceeds from the offer or sale of the Shares by the Selling Shareholders.


No Dividends

     The Company has not paid any cash dividends on its Common Stock and does not anticipate paying any such dividends in the foreseeable future.


Reliance on Senior Management

     The operations of the Company are dependent in large part upon the efforts of Paul A. Brown, M.D., Chairman of the Board and Chief Executive Officer, and Stephen J. Hansbrough, President and Chief Operating Officer. The loss of the services of Dr. Brown or Mr. Hansbrough could adversely affect the conduct and operation of the Company's business. The Company has purchased a "key man" insurance policy on Dr. Brown's life in the amount of $3,000,000 for the benefit of the Company.

Competition

     The hearing care industry is highly fragmented with approximately 11,000 practitioners providing testing and dispensing products and services. Most competitors are small retailers generally focusing on the sale of hearing aids without providing comprehensive audiometric testing and other professional services. Among the larger distributors of hearing aids are: (i) Bausch & Lomb Inc., a hearing aid manufacturer whose distribution system is through a national network of over 1,000 franchised stores (Miracle Ear) including 400 located in Sears Roebuck & Co. stores; and (ii) Beltone Electronics Corp., a privately-owned hearing aid manufacturer that distributes its products primarily through its network of approximately 600 franchised dealers. A number of these stores and dealers are located in the areas the Company serves. Although the Company believes it offers more comprehensive services and products, there can be no assurance that these large, established companies, which have far greater resources than the Company, will not capture the market targeted by the Company. Nor can there be any assurance that the hearing care market can be consolidated successfully by the Company or its competitors.


Renewal of Agreements with Health Insurance and Managed Care Organizations

     Since 1991, the Company has entered into agreements with certain health insurance and managed care organizations to provide hearing care products and services, and has established hearing care centers in the related market areas. The terms of a number of these agreements are to be renegotiated annually, and most of these agreements may be terminated by either party on 90-days notice at any time. The early termination or failure to renew the agreements could adversely affect the operation of the hearing care centers located in the related market areas. In addition, the early termination or failure to renew the agreements which provide for payment to the Company on a per capita basis would cause the Company to lower its estimates of revenues to be received over the life of the agreements and could have an adverse effect on the Company's results of operations. As previously disclosed, effective May 31, 1996, Humana Health Care Plans of Florida ("Humana") declined to renew its contract with the Company to provide coverage to Humana medicare members living on the east coast of Florida (the contract to service Humana medicare members on the west coast of Florida was unaffected). Total revenues from Humana east coast members were approximately $2 million in 1995, or 18% of the Company's total revenues. While the Company has obtained new contracts in other markets which should more than offset the loss of revenues represented by the Humana east coast contract non-renewal, there can be no assurance that other contracts will not be the subject of a non-renewal or early termination. The Company is aware of no other potential contract terminations at this time.


Reliance on Manufacturers and Qualified Audiologists

     Through its hearing care centers, the Company makes available to customers hearing aids supplied by approximately six major manufacturers, as well as hearing enhancement devices manufactured by other companies. The Company relies on these manufacturers to supply such products and a significant disruption in supply from any or all of these manufacturers could adversely affect the Company's business. There are currently approximately 40 manufacturers of hearing aids and related hearing enhancement devices worldwide however, so that in the event of disruption of supply from one or more of the Company's current suppliers, the Company believes it could obtain comparable products from other manufacturers. There can be no assurance, however, that such products could be obtained at prices favorable to the Company or on a timely basis. The Company has not experienced any significant disruptions in supply in the past. In addition, the Company's centers employ audiologists, and the Company distinguishes itself in the industry by having qualified audiologists available in all of the Company's centers to provide on-site patient diagnosis and related service. The inability of the Company to attract and retain qualified audiologists may reduce the Company's ability to distinguish itself from competing networks of hearing aid retailers and thus adversely affect its business. There are currently 2,000 audiologists in the United States and approximately 200 educational institutions in the United States which offer audiology degree/certification programs. Management believes that it will be able to attract and retain qualified audiologists sufficient to staff its centers for the foreseeable future.


Product and Professional Liability

     In the ordinary course of its business, the Company may be subject to product and professional liability claims alleging the failure of or adverse effect claimed to have been caused by, products sold or services provided by the Company. The Company maintains insurance at a level which the Company believes to be adequate. A successful claim in excess of the policy limits of the Company's liability insurance could adversely affect the Company. As the distributor of products manufactured by others, the Company believes it would properly have recourse against the manufacturer in the event of a product liability claim; however, there can be no assurance that recourse against a manufacturer by the Company would be successful, or that any manufacturer will maintain adequate insurance or otherwise be able to pay such liability.


Regulation

     The practice of audiology and the dispensing of hearing aids are not presently regulated on the Federal level. The sale of hearing aids, however, is subject to certain limited regulations promulgated by the United States Food and Drug Administration. Generally, state regulations, where they exist, are concerned primarily with the formal licensure of audiologists and of those who dispense hearing aids and with practices and procedures involving the fitting and dispensing of hearing aids. There can be no assurance that regulations do not exist in jurisdictions in which the Company plans to open centers or will not be promulgated in states in which the Company currently operates centers or at the Federal level which may have a material adverse effect upon the Company. Such regulations might include stricter licensure requirements for dispensers of hearing aids, inspection of centers for the dispensing of hearing aids and the regulation of advertising by dispensers of hearing aids. The Company knows of no current or proposed regulations with which it, as currently operated, could not comply.

Possible Volatility of Prices

     The market price of the Common Stock has changed significantly since October 1995. The highest bid and the lowest offer on the Nasdaq Bulletin Board from October 2, 1995 until the Company's Common Stock was listed on the American Stock Exchange on March 15, 1996 was $5.8125 and $.82 per share, respectively. Since the stock began trading on the American Stock Exchange and through December 13, 1996, the stock has traded as high as $7.375 and as low as $1.75 per share. Future changes in the market price of the Common Stock may bear no relation to the Company's results of operations.


Potential Dilution; Shares Eligible for Future Sales; Possible Effect on Additional Equity Financing

     A substantial number of shares of Common Stock are or will be issuable by the Company upon the conversion of convertible preferred stock and the exercise of warrants and options which the Company has issued or agreed to issue, which would result in substantial dilution to a shareholder's percentage ownership interest in the Company and could adversely affect the market price of the Common Stock. Under the applicable conversion formulas of the convertible preferred stock, (i) the number of shares of Common Stock issuable upon conversion is inversely proportional to the market price of the Common Stock at the time of conversion (i.e., the number of shares increases as the market price of the Common Stock decreases); (ii) there is no cap on the number of shares of Common Stock which may be issuable; and (iii) a minimum of 10,020,000 shares are issuable (based on a fixed conversion price of $5.00 per share). In addition, the number of shares issuable upon the conversion of the convertible preferred stock and the exercise of the warrants and options is subject to adjustment upon the occurrence of certain dilutive events.

     On September 27, 1996, there were issued and outstanding a total of 69,428,837 shares of Common Stock. If all convertible preferred stock, warrants and options which the Company has issued or agreed to issue were deemed converted and exercised, as the case may be, as of September 27, 1996 (based on the fixed conversion price of $5.00 per share), there would be issuable 37,172,979 shares of Common Stock. Upon such conversion and exercise, there would be outstanding 106,601,816 shares of Common Stock. Of these, the Company has registered for resale 30,673,330 shares (including the Shares offered hereby) and has granted demand registration rights in respect of approximately 19,706,290 additional shares. The sale or availability for sale of a significant number of shares of Common Stock in the public market could adversely affect the market price of the Common Stock. In addition, certain holders of outstanding securities of the Company have rights to approve and/or participate in certain types of future equity financing by the Company. The availability to the Company of additional equity financing, and the terms of any such financing, may be adversely affected by the foregoing.

Continued AMEX Listing

     The Common Stock was listed and began trading on the AMEX on March 15, 1996. The AMEX will consider delisting a company's securities if, among other things, the company fails to maintain stockholder's equity of at least $2,000,000 if the company has sustained losses from continuing operations or net losses in two of its three most recent fiscal years; the company fails to maintain stockholder's equity of $4,000,000 if the company has sustained losses from continuing operations or net losses in three of its four most recent fiscal years; or the company has sustained losses from continuing operations or net losses in its five most recent fiscal years. If, for any reason, the Company were unable to meet such requirements, the Common Stock could be delisted from the AMEX. In that event, trading, if any, in the Common Stock would be conducted in the over-the-counter market and the ability of holders to sell or otherwise dispose of such shares could be adversely affected. In addition, if such delisting were to occur, transactions in shares of the Common Stock could become subject to the Commission's "penny stock" regulations. The Company has no reason to believe that its Common Stock may be delisted from the AMEX.


"Penny Stock" Regulations

     The Commission has adopted regulations that define a "penny stock" to include any over-the-counter equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The regulations require the delivery, prior to any transaction in a penny stock, of a disclosure schedule prescribed by the Commission relating to the penny stock market, subject to certain exemptions. A broker-dealer effecting transactions in penny stocks must disclose the commissions payable to both the broker-dealer and any registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing the recent price information for the penny stock held in the account and information on the limited market in penny stocks. If the penny stock regulations were to become applicable to transactions in shares of the Common Stock, they could adversely affect the ability of holders to sell or otherwise dispose of such shares.


Potential Change in Voting Control of the Company

     As of September 27, 1996, the directors and executive officers of the Company beneficially owned, as a group, approximately 18.2% of the 69,428,837 shares of Common Stock. If all convertible preferred stock, warrants and options which the Company has issued or agreed to issue were deemed converted and/or exercised on September 27, 1996, the directors and executive officers would beneficially own approximately 15.4% of the then outstanding Common Stock. See "-- Potential Dilution; Shares Eligible for Future Sales; Possible Effect on Additional Equity Financing." In the event of a change in voting control of the Company, the current directors and officers of the Company could be replaced.

                                   THE COMPANY

     The Company operates a network of hearing care centers which provide a full range of audiological products and services for the hearing impaired. The Company's strategy focuses on contracting with managed care and health insurance companies to provide to their members and beneficiaries high quality hearing care utilizing state-of-the-art facilities with a full range of diagnostic and rehabilitative services, qualified professional staff and hearing education learning programs. The Company also provides such quality hearing care to the general population at the Company's centers.

     The Company currently operates more than 60 centers primarily located in Connecticut, Florida, New York, and New Jersey. Over the next several years, the Company's primary emphasis, depending on the availability of capital, will be opening (or selectively acquiring) additional Company-owned centers in these states.

     The Company's principal executive offices are located at 1250 Northpoint Parkway, West Palm Beach, Florida 33407, and its telephone number is (561) 478-8770.


                               RECENT DEVELOPMENTS

     In February 1996 the Company applied for listing of its Common Stock on the American Stock Exchange (the "AMEX"). The AMEX approved the Company's application, and on March 15, 1996, the Company's Common Stock began trading on the AMEX. Pursuant to the terms of the preferred stock held by Minnesota Mining and Manufacturing Company ("3M") or for which 3M had options or warrants, upon the listing of the Company's Common Stock on the AMEX, all such preferred stock automatically converted into Common Stock. All such preferred stock has now been cancelled.

     In an effort to obtain funding for the expansion of the Company's centers in compliance with its managed care and other institutional provider contracts, the Company entered into agreements for a side-by-side offering of its securities pursuant to Regulation D and Regulation S, each promulgated under the Securities Act of 1933, as amended. The Preferred Stock and Warrants were the subject of the Regulation D offering. The first of two contemplated closings of the Regulation D offering was completed on May 7, 1996. In that closing, the Company sold to the investors a total of 7,500 shares of Series B-1 Preferred Stock and 4,950 shares of Series B-2 Preferred Stock for an aggregate purchase price of $12,450,000. The second closing was completed on August 13, 1996. In that closing, the Company sold to the investors an additional 7,500 shares of Series B-1 Preferred Stock and 4,950 shares of Series B-2 Preferred Stock for an aggregate purchase price of $12,450,000.

     In the related Regulation S offering, the Company sold 5,100 shares of a convertible preferred stock (the "Series A Preferred Stock") for a total purchase price of $5,100,000.

Certain of the proceeds from the May 1996 financing, plus some of the Company's then existing funds, were used to redeem all of the shares of the 1996 Senior

Preferred Stock and certain related warrants (a total redemption price to the Company of $6,040,000). As a result of the redemption of the 1996 Senior Preferred Stock, the only outstanding preferred stock of the Company is that which was issued in connection with the May 1996 financing.

     The balance of the net proceeds to the Company from the May 1996 financing, and the proceeds from the closing on August 13, 1996, will be used by the Company to fund its expansion program and for general corporate purposes.

     In connection with these private placements, the Company has recorded a noncash charge against earnings (loss) available to common stockholders of approximately $9,000,000 during 1996. This charge relates to the discounted conversion price for the shares of Common Stock issuable on conversion of the preferred stock, and will only impact the calculation of earnings per share related to the Common Stock.

     Effective May 31, 1996, Humana Health Care Plans of Florida ("Humana") declined to renew its contract with the Company to provide coverage to Humana Medicare members living on the east coast of Florida. The contract between Humana and the Company to provide hearing care to its Medicare members on the west coast of Florida remains in place at this time and is unaffected by this non-renewal. While the cancellation represents the loss of approximately $2,000,000 in annual revenues, the Company has obtained in 1996 sufficient new business with other providers to replace those lost Humana revenues. Nevertheless, there can be no assurance that other contracts will not be the subject of a non-renewal or early termination. The Company is aware of no other potential contract terminations at this time.

                              SELLING SHAREHOLDERS

     None of the Selling Shareholders is an affiliate of the Company or has had any position, office or other material relationship with the Company within the past three years except as a shareholder of the Company or as noted below. The following table sets forth information with respect to the Selling Shareholders, based upon information provided by them.

                                                     Shares Beneficially         Shares Being           Shares Beneficially
Name of Selling Shareholder                       Owned Prior to Offering           Offered           Owned After Offering (1)
-------------------------------------------------------------------------------------------------------------------------------

Abrams Associates VI                                               59,850            15,000(2)                         44,850
Vicki Abrams                                                       14,925             7,500(2)                          7,425
Lynn Faichney Adam, Assigned from Jim Faichney                      7,500             7,500(2)                              0
Michael C. Adams                                                    7,000             7,000(2)                              0
George E. Allis and/or Phylllis M.Allis                            21,575            21,575(4)                              0
Jack N. Alpert                                                     34,460             3,750(2)                         30,710
Ruth Alpert                                                       111,200            26,250(2)                         84,950
Norman & Nancy Atkin                                              400,000            75,000(2)                        325,000
Jules H. Augus                                                        210               210(4)                              0
Ronald E. Barsa                                                       210               210(4)                              0
Eugene S. Bassin                                                    7,021               421(4)                          6,600
William G. Batcheller                                              31,000            31,000(2)                              0
Norman S. Benzaquen                                                 3,750             3,750(2)                              0
Jonathan Berg                                                  325,000(5)            75,000(4)                        250,000
Fred Berger                                                         3,750             3,750(2)                              0
Joanne M. Bergold                                                  15,000            15,000(2)                              0
Sylvia Biggerstaff                                                  5,500             5,500(3)                              0
H.A. Billeter                                                      18,000            15,000(2)                          3,000
Richard Binder                                                     68,921             7,500(2)                         61,421
Joe Blauner                                                        11,000            11,000(3)                              0
Wendy Blauner                                                      18,750            18,750(2)                              0
Cynthia Bond                                                        9,000             9,000(2)                              0
Frederick G. Brackis                                                  710               210(4)                            500
Anthony Brey                                                        5,500             5,500(3)                              0
Robert Brinin                                                      78,306             7,500(2)                         70,806
Ruth Brintz                                                        32,500             7,500(2)                         25,000
Robert Brooks                                                     207,500            82,500(2)                        125,000
Mark Brown                                                        460,000           210,000(3)                        250,000
Richard Brown                                                     471,836           210,000(3)                        261,836
Ann Byrnes                                                         32,594            14,445(2)                         18,149
Christopher Carey                                                   5,196             5,196(2)                              0
Andrea Loughlin Cimilluca                                          13,000             3,000(2)                         10,000
Gerald Cleary                                                      44,850            15,000(3)                         29,850
Marni Cohen                                                         7,500             7,500(2)                              0
Seymour Cohn                                                      162,500            37,500(2)                        125,000
Columbia University, The George M. Jaffin Fund                    334,644            75,000(2)                        259,644
    for the Law School
Ed Cook                                                           325,000            75,000(2)                        250,000
Edward L. Croman                                                   44,850            15,000(2)                         29,850
Leonard deOliveira                                                 61,843            30,425(2)                         31,418

                                       11

                                                     Shares Beneficially         Shares Being           Shares Beneficially
Name of Selling Shareholder                       Owned Prior to Offering           Offered           Owned After Offering (1)
-------------------------------------------------------------------------------------------------------------------------------

John DiBlasi                                                       27,264            11,830(2)                         15,434
Jerome Dolins                                                       5,990             1,500(2)                          4,490
Max Dolins                                                          5,990             1,500(2)                          4,490
Richard Dwyer                                                      17,414             8,634(2)                          8,780
James C. Dyer                                                         210               210(4)                              0
Michael Elinsky                                                     5,000             5,000(3)                              0
Lillian Englestein                                                 15,000             5,000(3)                         10,000
Gerald A. Eppner (S.L.G.E.)                                        10,000            10,000(2)                              0
Judith Evans                                                       15,000            15,000(2)                              0
Susan Ferrentino                                                   35,322            17,959(2)                         17,363
Seymour Fertig                                                     65,000            15,000(2)                         50,000
Joseph Fishman                                                     19,500             4,500(2)                         15,000
Jonas Gerstl                                                       53,000            17,500(2)                         35,500
Michael Gilman, M.D.                                               70,429             7,500(2)                         62,929
Bernard R. Green                                                   50,000            15,000(2)                         35,000
Bruno Guazzoni                                                     32,362            32,362(4)                              0
William B. Haggerty                                                31,000            31,000(2)                              0
Harris Trust Bank for Lawrence Guli                               335,000            75,000(2)                        260,000
David Hand                                                            439               439(2)                              0
Herman Held                                                       164,300            37,500(2)                        126,800
Hill Thompson Group                                               292,000           292,000(3)                              0
Janet Jaffin                                                      622,263            84,500(3)                        537,763
Janet Jaffin, Trustee for 5/1/67                                  411,562            75,000(3)                        336,562
Janet Jaffin, Trustee for 9/17/78                                 411,562            75,000(3)                        336,562
George Jaffin                                                     480,332            75,000(3)                        405,332
Robert James                                                      650,000           150,000(2)                        500,000
Catherine Johnston                                                334,644            75,000(2)                        259,644
Elizabeth M. Johnston                                             294,451            75,000(2)                        219,451
William Reed Johnston, Jr.                                        334,644            75,000(2)                        259,644
William R. Johnston, to be issued to Elizabeth M. Johnston         69,700            30,000(2)                         39,700
Judith Josephson                                                   14,925             7,500(2)                          7,425
Joseph Kanter                                                     162,500            37,500(2)                        125,000
Leslie Kish                                                        15,000            15,000(2)                              0
Gail Cohen Lazarus                                                  7,500             7,500(2)                              0
Susan Rubin Landsberg                                              39,105             8,250(3)                         30,855
LBC Capital Resources, Inc.                                        75,000            75,000(4)                              0
Purlaine Lieberman                                                  8,500             8,500(6)                              0
Milton Loeb                                                        65,000            15,000(2)                         50,000
Eric Lomas                                                         11,000            11,000(3)                              0
Barbara Louis                                                       7,500             7,500(3)                              0
Richard Lustig                                                    162,500            37,500(3)                        125,000
Rosemarie Manza                                                    10,249            10,249(2)                              0
Mary Martin Marlowe                                                 7,500             7,500(2)                              0
Herbert R. Martens, Jr.                                            31,000            31,000(2)                              0
David McCarthy                                                     32,362            32,362(4)                              0
Jonathan McKeage                                                    2,000             2,000(3)                              0
Dale McMullin                                                      52,240            23,594(2)                         28,646
Emily Souvaine Meehan                                             275,742           128,248(2)                        147,494
Michael Meehan                                                      8,634             8,634(2)                              0
Meehan Family Trust Limited Partnership                            93,536            21,585(2)                         71,951

                                       12

                                                     Shares Beneficially         Shares Being           Shares Beneficially
Name of Selling Shareholder                       Owned Prior to Offering           Offered           Owned After Offering (1)
-------------------------------------------------------------------------------------------------------------------------------

Salomon Melgin                                                    196,885            37,500(2)                        159,385
Leon Meyers                                                         2,500             2,500(3)                              0
Daniel Miller                                                      32,500             7,500(2)                         25,000
Louis & Lois Miller                                               173,962            37,500(2)                        136,462
Milton & Edith Miller                                             227,500            52,500(2)                        175,000
Austin S. Moscowitz                                                23,996            21,996(4)                          2,000
Edward Mueger                                                       7,500             7,500(3)                              0
Margaret Mueger                                                     7,500             7,500(3)                              0
Walter W. Muller                                                    2,105             2,105(4)                              0
Daniel Murray, III                                                  4,196             4,196(2)                              0
Helene K. Netter, Cust. For                                        14,000            14,000(4)                              0
     Isaiah Bregman UGMA/NY
Nancy and Robert Nizel                                             57,500            37,500(3)                         20,000
James P. Orazio                                                       842               842(4)                              0
William G. Pannill                                                325,000            75,000(2)                        250,000
Marie & Eugene Patipa                                              81,250            18,750(2)                         62,500
Michael & Bonnie Patipa                                           162,500            37,500(2)                        125,000
Michael Patipa                                                    400,000           112,500(3)                        287,500
Richard Press                                                     486,341            43,125(3)                        443,216
Mary Quinn                                                         11,512            11,512(2)                              0
Michael Rabinowitz                                                  2,105             2,105(4)                              0
Joseph Rivers                                                      65,000            15,000(2)                         50,000
Lenore Rogers                                                         500               500(3)                              0
Jonathan Root                                                       2,995               750(2)                          2,245
Paul J. Rosch                                                     291,214             3,750(2)                        287,464
Seymour H. Roseman Trustee                                        162,500            37,500(3)                        125,000
Barbara Rubin                                                      43,926            11,775(3)                         32,151
Herbert Rubin                                                       6,000             6,000(3)                              0
Herbert S. Rubin, Prudential Sec. C/F                              90,142            24,375(2)                         65,767
    IRA
Herbert & Barbara Rubin                                           149,675            26,850(2)                        122,825
Miles Rubin                                                        30,694             8,250(3)                         22,444
Stanley Rumbough                                                  359,790            75,000(2)                        284,790
Daniel Scheuer                                                      2,500             2,500(2)                              0
Jonathan Scheuer                                                    2,500             2,500(2)                              0
Laura L. Scheurer                                                  10,000             5,000(2)                          5,000
Edward Marilyn Schotz                                              67,464             3,750(2)                         63,714
Ipek Serifsoy                                                       3,000             3,000(3)                              0
Victor T. Sicuranza                                                   631               631(4)                              0
Andrew Siegel                                                     162,500            37,500(3)                        125,000
Jay Siegel                                                          3,750             3,750(3)                              0
Ed Silverman                                                  178,500(8)          25,500(3)(7)                        153,000
Paul Silverstein Family Trust                                     256,885            37,500(3)                        219,385
Paul Silverstein, Trustee                                         104,701            67,500(3)                         37,201
Smith Barney CDN for the IRA                                        1,500             1,500(2)                              0
  of Daniel J. Coplan Sep-IRA
Richard Solomon                                                   623,084           117,750(2)                        505,334
Mark Jason Steiner                                                355,000            75,000(3)                        280,000
Robert J. Stonehill                                               120,842            15,000(2)                        105,842
James D. Sullivan                                                     210               210(4)                              0

                                       13

                                                     Shares Beneficially         Shares Being           Shares Beneficially
Name of Selling Shareholder                       Owned Prior to Offering           Offered           Owned After Offering (1)
-------------------------------------------------------------------------------------------------------------------------------

Joseph Tormey                                                       1,615             1,615(2)                              0
Elizabeth Vecchione                                                 5,000             5,000(3)                              0
Stuart J. Voisin IRA Rollover                                      18,750             3,750(2)                         15,000
Michael Wallach                                                     6,236             1,439(2)                          4,797
Arnold Weinstein                                                   32,500             7,500(2)                         25,000
Herbert R. Weiss                                                   42,750            12,750(2)                         30,000
Robert H. Willis, M.D., P.C. Trustee                              232,530            35,625(2)                        196,905
Allen Wood                                                        371,250            93,750(2)                        277,500
Uzi Zucker                                                         45,000            45,000(3)                              0
-------------------------------------------------------------------------------------------------------------------------------
                                                               15,473,950         4,323,699                        11,150,251
                                                               ==========         =========                        ==========

(1) Assumes all shares offered hereby are sold to persons who are not affiliates of the Selling Shareholders. The Selling
    Shareholders may, but are not required to, sell all shares offered hereby.

(2) Represents shares which are issuable upon the exercise of certain warrants issued by the Company. The warrants were issued in connection with private placements of the Company's stock or as compensation under consulting arrangements by the Company in
    1989, 1991, 1993 and 1994.

(3) Represents shares issued upon the exercise of certain warrants issued by the Company. The warrants were issued in connection with private placements of the Company's stock or as compensation under consulting arrangements by the Company in 1989, 1991,
    1993 and 1994.

(4) Represents shares paid as compensation in connection with a private placement of the Company's Common Stock.

(5) Includes 250,000 shares which may be acquired upon the exercise of warrants issued by the Company.

(6) Represents shares issuable upon the exercise of options granted pursuant to a Non-Incentive Stock Option Agreement.

(7) Includes 16,500 shares issuable upon the exercise of options granted pursuant to a Non-Incentive Stock Option Agreement.

(8) Includes 144,000 shares which may be acquired upon the exercise of options issued by the Company.


                              PLAN OF DISTRIBUTION

     The Shares offered hereby may be offered and sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest. Such offers and sales may be made from time to time on the AMEX or otherwise, at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The methods by which the shares may be sold may include, but not be limited to, the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(e) privately negotiated transactions; (f) short sales; and (g) a combination of any such methods of sale. In effecting sales, brokers or dealers engaged by the Selling Shareholders may receive commissions or discounts from the Selling Shareholders or from the purchasers in amounts to be negotiated immediately prior to the sale. The Selling Shareholders may also sell shares in accordance with Rule 144 under the Securities Act.

     The Company has agreed to use its best efforts to maintain the effectiveness of the registration of the Shares offered hereby until the earlier of the date upon which all of the Shares offered hereby have been sold or a period of one year, whichever is shorter.

     The Selling Shareholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. There can be no assurance that the Selling Shareholders will sell any or all of the Shares offered hereby.

     The Company is bearing all of the costs relating to the registration of the Shares, except commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the Shares and legal fees of the Selling Shareholders all of which will be borne by the Selling Shareholders. The Company will not receive any of the proceeds from this offering. Any commissions paid or any discounts or concessions allowed to any broker, dealer, underwriter, agent or market maker and, if any such broker, dealer, underwriter, agent or market maker purchases any of the Shares as principal, any profits received on the resale of such Shares, may be deemed to be underwriting commissions or discounts under the Securities Act.


                                  LEGAL MATTERS

     The legality of the shares of Common Stock offered hereby has been passed upon for the Company by Bryan Cave LLP, Washington, D.C.


                                     EXPERTS

     The consolidated financial statements and schedules of the Company as of December 29, 1995, and December 30, 1994, and for the years ended December 29, 1995, December 30, 1994, and September 30, 1993, and the three months ended December 31, 1993, have been audited by BDO Seidman, LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included in the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 1995, and are incorporated herein by reference, in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the expenses (other than underwriting discounts and commissions), which other than the SEC registration fee are estimates, payable by the Company in connection with the sale and distribution of the shares registered hereby:

     SEC registration fee.......................................... $   2,538.54
     Accounting fees and expenses..................................       500.00
     Legal fees and expenses.......................................     7,500.00
     Miscellaneous expenses........................................     1,000.00
                                                                    ------------
     Total......................................................... $  11,538.54
                                                                    ============

Item 15. Indemnification of Directors and Officers

     Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such persons' heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145.

     Article VII of the Company's By-laws provides that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the DGCL.

     Section 102(b)(7) of DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article 7 of the Company's Certificate of Incorporation provides that the directors of the Company shall have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent provided by Section 102(b)(7).


Item 16. Exhibits

     See Exhibit Index.


Item 17. Undertakings

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on December __, 1996.

                                 HEARx LTD.

                                 By: /s/ Paul A. Brown, M.D.
                                     -------------------------------------------
                                     Name: Paul A. Brown, M.D.
                                     Title: Chairman and Chief Executive Officer

                                POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Paul A. Brown, M.D. and Stephen J. Hansbrough, and each of them (with full power to each of them to act alone), his or her true and lawful attorneys in fact and agents for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Name                            Title                       Date
--------------------------------------------------------------------------------

                        Chairman of the Board; Chief Executive
/s Paul A. Brown, M.D.  Officer and Director                   December 23, 1996
-----------------------
Paul A. Brown, M.D.

                        Vice President and Principal Financial
/s/ James W. Peklenk    and Accounting Officer                 December 23, 1996
-----------------------
James W. Peklenk

/s/ Fred N. Gerard      Director                               December 23, 1996
-----------------------
Fred N. Gerard

/s/ David J. McLachlan  Director                               December 23, 1996
-----------------------
David J. McLachlan

/s/ Thomas W. Archibald Director                               December 23, 1996
-----------------------
Thomas W. Archibald

                                   HEARx LTD.
                                  EXHIBIT INDEX

Exhibit Number  Description
--------------  ----------------------------------------------------------------

4.1             Specimen of Certificate representing Common Stock*

5.1             Opinion of Bryan Cave LLP**

23.1            Consent of BDO Seidman, LLP

23.2            Consent of Bryan Cave LLP (included in Exhibit 5.1)

24.1            Power of Attorney (included in signature page)

---------------

* Filed as an Exhibit to the Company's Registration Statement on Form S-18 (Registration No. 33-17041-NY).

** To be filed by amendment.